Nira Lahav
Massada Litvak-Abadi	Lahav, Litvak-Abadi & Co., Law Offices
Avraham Slonim
Galit Kuras Avital
Sivan Bar-Chen
Sivan Omer

STARLIMS Technologies Ltd.	May 21, 2007
32B Habarzel Street
Tel Aviv 69710
Israel
Re:	STARLIMS Technologies Ltd.

Registration Statement on Form F-l

Ladies and Gentlemen:

We have acted as Israeli counsel to STARLIMS Technologies Ltd. (the “Registrant”) in connection with the above-captioned Registration Statement filed with the Securities and Exchange Commission on the date hereof relating to the registration under the Securities Act of 1933 of up to 2,415,000 ordinary shares, New Israeli Shekel 1.0 par value, of the Registrant (the “Ordinary Shares”), all of which may be sold by the Registrant, including 315,000 Ordinary Shares that may be sold by the Registrant pursuant to the over-allotment option granted under an Underwriting Agreement (the “Underwriting Agreement”) among the Registrant and Oppenheimer & Co. Inc. as representatives of the Underwriters (collectively, the “Underwriters”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments provided to us by the Registrant as we have deemed necessary or advisable for the purposes of this opinion.

In rendering an opinion on the matters hereinafter set forth, we have assumed the authenticity of all original documents submitted to us as certified, conformed or photographic copies thereof, the genuineness of all signatures and the due authenticity of all persons executing such documents. We have assumed the same to have been properly given and to be accurate, we have assumed the truth of all facts communicated to us by the Company, and we have also assumed that all consents, minutes and protocols of meetings of the Company’s board of directors and shareholders meetings of the Company which have been provided to us are true, accurate and have been properly prepared in accordance with the Company’s incorporation documents and all applicable laws.

In giving the opinion expressed herein, no opinion is expressed as to the laws of any jurisdiction other than the State of Israel as the same are in force on the date hereof. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

On the basis of the foregoing, we are of the opinion that the 2,415,000 Ordinary Shares to be offered by the Registrant have been validly authorized and, when paid for and issued pursuant to the terms of the Underwriting Agreement, will be validly authorized and issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the above-captioned Registration Statement and to the reference to our firm’s name under the caption “Legal Matters” in the Prospectus included therein.

Very truly yours,
/s/ N. Lahav
Lahav, Litvak-Abadi & Co.

52 Menachem Begin Rd., Tel Aviv 67137
Sonol Tower, 21 Fl.
Tel. 972-3-6882020 Fax. 972-3-6882021 03-6882021
E-mail: main@lahavlit-law.co.il

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